Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Announces Final Tender Results of
Exchange Offer for Series A Preferred Stock and Series B Convertible Preferred Stock

Virginia Beach, VA – July 21, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) today announced the results of its offer to exchange all outstanding shares of the Company’s Series A Preferred Stock, without par value per share, $1,000 liquidation preference per share (“Series A Preferred Stock”) and Series B Convertible Preferred Stock, without par value per share, $25 liquidation preference per share (“Series B Preferred Stock”) for shares of the Company’s common stock, $0.01 par value per share (“Exchange Offer”). Each share of Series A Preferred Stock was exchangeable for 500 shares of the Company’s common stock, and each share of the Series B Preferred Stock was exchangeable for 12.5 shares of the Company’s common stock. The Exchange Offer expired at 11:59 p.m., ET on July 20, 2015 and as of its expiration, 1,247 shares of Wheeler’s Series A Preferred Stock, and 865,481 shares of the Company’s Series B Preferred Stock were tendered for exchange. In total, approximately 69% of the Series A Preferred Stock and 54% of the Series B Preferred Stock were tendered for exchange. The transaction will result in the issuance of 11,442,002 million new shares of Wheeler’s common stock and the Company will pay $24.99 for cash in lieu of fractional shares associated with the tender of the Series B Preferred Stock.

Compass Point Research & Trading, LLC and Maxim Group LLC served as the dealer managers for the Exchange Offer.

This communication does not constitute an offer to buy, a solicitation of an offer to sell or a solicitation for an offer to tender, any securities of Wheeler. In connection with the Exchange Offer, Wheeler has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended, a final prospectus and a Schedule TO, as amended (collectively the “Offering Documents”). Investors and security holders are urged to read the Offering Documents, because they contain important information about Wheeler and the Exchange Offer. The Offering Documents relating to the Exchange Offer can be obtained from the SEC’s website at www.sec.gov.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Contact

AT THE COMPANY: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212) 836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212) 836-9606

lnguyen@whlr.us	aprior@equityny.com